Exhibit 99.1

Reiterating Guidance from Andy Marsh

There has been some misinformation circulated today and I’d like to take the opportunity to clarify our plans for this year.

1.              We have provided the following guidance for the Company in February of 2017, and reiterated the metrics in March, April and May.

Metric	2017 Guidance
Revenue (GAAP)	Total:	$130 million

Shipments
		Total	PPA
	GenDrive	5,600	1,800
	GenFuel Sites	25	9
	ProGen Mods.	100	N/A

Gross Margin (GAAP)	• 8% - 12%
Bookings	• $325 million
Cash	• $25-$35 million of net cash used in operating and investing activities

2.              Our shipping plans for Walmart have not changed, as indicated by our projections of 1,800 units shipped under PPA agreements.

3.              The strike price and number of Amazon warrants remains the same as announced on April 5, 2017.

4.              The recent announcements with major customers have increased new customer interest in our products, across the board.

5.              In 2017, the vast majority of our new units will be shipped with Plug Power-designed and manufactured fuel cell stacks.

I hope this clarifies any misunderstandings.

— Andy Marsh, CEO of Plug Power

Posted: May 17, 2017 in Blog